TECHMEDIA ADVERTISING, INC.
c/o 62 Upper Cross Street, #04-01
Singapore  058353

Ticker Symbol - (OTCBB: TECM.OB)

TechMedia Advertising’s Digital Advertising Services Offering Achieves Milestone 95% Capacity Utilization in June 2010; Outlook Favorable Going Forward

SINGAPORE, July 14, 2010 - TechMedia Advertising, Inc. (OTCBB: TECM.OB) (“TechMedia” or the “Company”), the leading provider of new outdoor media advertising technology in India, announced today that for the entire month of June 2010, total advertising capacity reached an all time high of 95%, an early indication of the very strong demand the Company is experiencing in India for its new digital advertising solutions.

Most of the Company’s total 864 ten-second advertising time slots have already been contracted to clients for three to six months by Peacock Media, TechMedia’s consulting and marketing agency in India, generating gross revenues for the month of June 2010 in excess of US$1.682 million (INR77.62 million) for TechMedia India.  The Company expects to maintain, and even grow, this revenue level going forward with more advertisers making use of this new advertising platform, especially during festive seasons.

“We believe the high demand for new advertising space in India, combined with TechMedia’s ability to deliver good, quality audio and video services to hundreds of thousands of captive audiences each day, are key to achieving such a tremendous take-up rate of our new digital infotainment systems that are installed in government buses running throughout the Tamil Naidu Province,” commented Johnny Lian, Chairman and CEO of TechMedia.

“Advertising agencies are constantly seeking new avenues to reach captive audiences for their clients, and TechMedia is able to help them achieve those results.  In addition, Peacock’s longstanding reputation and relationships with agencies and clients throughout India allowed us to maximize the awareness of such a new service,” added Mr. Lian.

About TechMedia Advertising, Inc.

TechMedia Advertising, Inc. is the leading provider of new outdoor media advertising technology designed to increase the market presence and brand name awareness of its consumer-oriented corporate clientele in India.  The Company’s proprietary advertising solution is highly scalable and targets the digital out-of-home (DOOH) media market, which is now one of the world’s fastest growing advertising segments, to go beyond the borders of traditional advertising outlets.

Specifically, the Company’s digital-content network management system goes beyond the borders of traditional media to deliver video advertisements, amongst other miscellaneous audio-visual programming including news, sports and movies, to LCD, LED or plasma display screens placed in high-traffic, high-visibility outdoor public spaces.  TechMedia Advertising, Inc. sells its prime advertising space in well populated, as well as previously unexplored, areas including trans-provincial long-distance buses and other targeted locations to reach consumers anytime, anywhere.  For more information, please visit www.techmediaadvertising.com.

For more information, please refer to the Company’s filings with the SEC on EDGAR, available at www.sec.gov.

FORWARD LOOKING STATEMENTS

This news release may include 'forward-looking statements' regarding TechMedia Advertising, Inc., and its subsidiaries, business and project plans.  Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections.  Forward-looking statements are identified by words such as "anticipates," "projects," "expects," "plans," "intends," "believes," "estimates," "targets," and other similar expressions that indicate trends and future events.  Where TechMedia Advertising, Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis.  However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  TechMedia Advertising, Inc. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

Contact:

TechMedia Advertising, Inc.
Investor Relations
Carrie Snyder
Tel: (917) 862-0705
Email: info@techmediaadvertising.com